EXHIBIT 99.1

Contacts:
Investor Relations:	Public Relations:
Ed Lockwood	Rebecca Baer
(408) 519-9345	(408) 519-9225
Email: ir@tivo.com	Email: rebecca@tivo.com

TiVo Adds Record Number of Subscribers and
Reports First Cash Flow Positive Quarter

•	Annual service and technology revenues more than tripled; total subscriber base grew 64% to approximately 624,000;

•	Fourth quarter service and technology revenue doubled compared to previous year; Q4 loss per share of $(0.25);

•	Sony, Toshiba and DIRECTV with Hughes, Philips and Samsung expected to deliver products powered by TiVo this year.

SAN JOSE, CA – March 6, 2003 – TiVo (NASDAQ: TIVO), the creator of television services for digital video recorders (DVR), today announced results for the fourth quarter and year ended January 31, 2003.

TiVo added approximately 115,000 new subscribers in the fourth quarter, bringing the total subscriber base to approximately 624,000 as of January 31, 2003. The company’s subscriber base grew 64% during the fiscal year.

Service and technology revenue for the quarter increased 103% to $13.7 million, compared with $6.8 million for the three months ended January 31, 2002. Net loss for the quarter was $14.7 million, or $(0.25) per share, an improvement from a net loss of $41.6 million, or $(0.92) per share, for the three months ended January 31, 2002.  These quarterly net loss results exclude non-cash items related to the temporary reduction in the conversion price of our notes.

Service and technology revenue for the fiscal year ended January 31, 2003 grew 210% to $60.2 million, compared with $19.4 million for the twelve months ended January 31, 2002. Net loss for the year was $55.2 million, or $(1.08) per share compared to a net loss of $160.7 million, or $(3.74) per share for the twelve months ended January 31, 2002. These annual net loss results exclude items related to the repurchase of convertible preferred shares from AOL in April 2002 and also exclude non-cash items related to the temporary reduction in the conversion price of our notes.

TiVo generated $2.2 million of cash flow, as measured by Adjusted EBITDA, in the fourth quarter, compared to a loss of $23.8 million in the fourth quarter of last year. In fiscal year 2003, Adjusted EBITDA improved by nearly $80 million, to a loss of $21 million, compared to a loss of $100.4 million in fiscal year 2002.

“TiVo achieved important milestones during the year,” commented Mike Ramsay, TiVo’s CEO. “We delivered record subscriber growth, we added important consumer electronics companies who have licensed TiVo technology and will deliver TiVo products this year, and we accomplished a key financial objective in Q4, reporting positive cash flow for the quarter.”

New Consumer Electronics Products With TiVo Planned in FY-04

In January, Samsung, Philips and Toshiba announced new consumer products that integrate the TiVo Service, joining Sony and Hughes. Toshiba unveiled its new DVD/DVR product with TiVo. Samsung and Philips announced that they will offer DIRECTV receivers with TiVo later this year. And existing partner Hughes announced at the Consumer Electronics Show that it will offer an HDTV receiver built on a new TiVo technology platform.

Home Media Option, TiVo Promotions, Advertising and Audience Measurement Expected to Generate Incremental Revenue

TiVo sees strong interest in the Home Media Option™, based on pre-sales inquiries. The new premium feature package promises to transform TiVo from a digital recording device to a networked entertainment center that allows consumers to effortlessly enjoy video, music and photos throughout the home.

TiVo Showcases continue to attract a blue-chip roster of advertisers who will distribute branded entertainment content on the TiVo Service. Recently, TiVo distributed promotional content for partners that included Universal Music, New Line Cinema, Sony Pictures, Twentieth Century Fox, the NFL, PBS, Best Buy and others.

TiVo Affirms Fiscal Year 2004 Outlook: Management Expects Sub Growth to Double, Subscriber Base to Top 1 Million, Breakeven to Positive Cash Flow for the Year.

TiVo expects to add 450,000 to 600,000 subscribers in FY-04, more than double the number it added in FY-03. This would result in an installed base of well over 1 million subscribers by January 31, 2004, the end of TiVo’s fiscal year. Service and technology revenues are expected to be $62 million to $70 million. Total operating loss for the year is expected to be in a range of $27 million to $38 million, and the company expects Adjusted EBITDA to be breakeven to positive for the year.

First Quarter Business Outlook

(in millions, except subscriber numbers)	Quarter ending April 30, 2003

Service and Technology Revenues	$13.5 – $14.5
Rebates, revenue share, and other payments to channel	$3.8 – $4.3
Cost of service and technology revenues	$7.4 – $7.9
Research and Development	$6.7 – $7.2
Sales and Marketing and Sales and Marketing, Related Parties	$5.0 – $5.4
General and Administrative	$4.1 – $4.4
Operating Loss	$ (13.0) – $(15.2)
Adjusted EBITDA	$ (6.0) – $(7.5)
Net Activations	55,000 – 65,000
Cumulative Subscribers	679,000 – 689,000

Conference Call and Web Cast

TiVo will host a conference call to discuss fourth quarter financial and operating performance at 2:00 pm PT (5:00 PM ET), today, March 6, 2003. To listen to the discussion, please visit www.tivo.com and click on the link provided for the webcast conference call or dial 719-457-2727 and use the password 461071. The web cast will be archived and available through March 13, 2003 at www.tivo.com or by calling 719-457-0820 and entering the conference ID number 461071.

About TiVo

Founded in 1997 with the mission to dramatically improve consumers’ television viewing experiences, TiVo is the creator of television services for digital video recorders (DVR). TiVo’s leadership has defined and inspired the entire category, earning the company patents for pioneering inventions associated with DVR software and hardware design. TiVo was the first to deliver on the promise of consumer choice and control over TV viewing, building a loyal and passionate subscriber base with over 97% of customers surveyed recommending TiVo to a friend. This enthusiasm has contributed to overwhelming growth over the past year, and the total subscriber base exceeds 624,000. TiVo is headquartered in San Jose, CA. Additional information can be found at www.tivo.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, TiVo’s business, services, business development, strategy, customers or other factors that may affect future earnings or financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the “Factors That May Affect Future Operating Results” and other risks detailed in our Annual Report on Form 10-K for the period ended January 31, 2002, and the Quarterly Reports on Form 10-Q for the periods ended April 30, 2002, July 31, 2002 and October 31, 2002, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TiVo is a registered trademark of TiVo Inc. in the United States and other jurisdictions. All other company or product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except subscriber and per share data)

	Three Months Ended			Three Months Ended

	January 31, 2003			January 31, 2002

	Excluding effects of conversion incentive	Non-cash items related to conversion incentive	As reported

Service revenues	$11,350		$11,350	$6,753
Technology revenues	2,365		2,365	—

Service and Technology revenues	13,715	—	13,715	6,753
Hardware sales	14,511		14,511	—
Rebates, revenue share & other payments to channel *	(5,212)		(5,212)	—

Net revenues	23,014	—	23,014	6,753
Cost of service and technology revenues	6,829		6,829	4,822
Cost of hardware sales	14,048		14,048	—

Gross profit	2,137	—	2,137	1,931

Research and development	6,319		6,319	5,874
Sales and marketing	3,965		3,965	27,729
General and administrative	3,365		3,365	4,587

Operating loss	(11,512)	—	(11,512)	(36,259)

Interest (income) and other expense, net	555		555	1,015
Preferred stock dividend and accretion	—		—	428
Amortization of discount on convertible debt and other non-cash expenses	2,429	17,870	20,299	3,880
Provision for taxes	164		164	—

Net loss attributable to common stock	$(14,660)	$(17,870)	$(32,530)	$(41,582)

Net loss per share - basic and diluted	$(0.25)		$(0.56)	$(0.92)

Shares used in per share computation	57,576	920	58,496	45,276

Other Data
Net Activations	115,000		115,000	100,000
Cumulative Subscribers	624,000		624,000	380,000
Calculation of Adjusted EBITDA
Operating loss	$(11,512)		$(11,512)	$(36,259)
Depreciation, amortization and other non-cash charges	2,530		2,530	4,362

EBITDA **	(8,982)		(8,982)	(31,897)
Change in deferred revenue	11,174		11,174	8,127

Adjusted EBITDA ***	$2,192		$2,192	$(23,770)

*    Reflects TiVo’s adoption of EITF 01-09, a new accounting rule which requires that certain payments to customers are shown as a reduction of revenue rather than a sales and marketing expense. There were no such payments in FY2002.
**  EBITDA is the loss from operations less depreciation, amortization, and other non-cash charges.
*** Adjusted EBITDA is EBITDA plus the change in deferred revenue over the reporting period.
Certain reclassifications have been made to prior years’ financial information to conform with the current period presentation.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except subscriber and per share data)

	12 Months Ended				12 Months Ended

	January 31, 2003				January 31, 2002

	Excluding effects of AOL agreement and conversion incentive	Items related to April 2002 AOL agreement	Non-cash items related to conversion incentive	As reported

Service revenues	$39,261			$39,261	$19,297
Technology revenues	20,909			20,909	100

Service and Technology revenues	60,170	—		60,170	19,397
Hardware sales	45,620			45,620	—
Rebates, revenue share & other payments to channel *	(9,780)			(9,780)	—

Net revenues	96,010	—		96,010	19,397
Cost of service and technology revenues	25,152			25,152	19,914
Cost of hardware sales	44,647			44,647	—

Gross profit (loss)	26,211	—		26,211	(517)

Research and development	20,714			20,714	27,205
Sales and marketing	36,502	11,615		48,117	104,897
General and administrative	14,465			14,465	18,875

Operating loss	(45,470)	(11,615)		(57,085)	(151,494)

Interest (income) and other expense, net	2,730	(3,855)		(1,125)	658
Preferred stock dividend and accretion	220	1,445		1,665	3,018
Amortization of discount on convertible debt and other non- cash expenses	6,341		17,870	24,211	4,553
Provision for taxes	425			425	1,000

Net loss attributable to common stock	$(55,186)	$(9,205)	$(17,870)	$(82,261)	$(160,723)

Net loss per share - basic and diluted	$(1.08)			$(1.61)	$(3.74)

Shares used in per share computation	50,989		230	51,219	42,956

Other Data
Net Activations	245,000			245,000	226,000
Cumulative Subscribers	624,000			624,000	380,000
Calculation of Adjusted EBITDA
Operating loss	$(45,470)			$(57,085)	$(151,494)
Depreciation, amortization and other non-cash charges	9,835			21,450	21,674

EBITDA **	(35,635)			(35,635)	(129,820)
Change in deferred revenue	14,685			14,685	29,443

Adjusted EBITDA ***	$(20,950)			$(20,950)	$(100,377)

*    Reflects TiVo’s adoption of EITF 01-09, a new accounting rule which requires that certain payments to customers are shown as a reduction of revenue rather than a sales and marketing expense. There were no such payments in FY2002.
**  EBITDA is the loss from operations less depreciation, amortization, and other non-cash charges.
*** Adjusted EBITDA is EBITDA plus the change in deferred revenue over the reporting period.
Certain reclassifications have been made to prior years’ financial information to conform with the current period presentation.

TIVO INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31, 2003	January 31, 2002

ASSETS
Cash, cash equivalents and short-term investments	$44,201	$52,327
Restricted cash	—	51,735
Accounts receivable, net	5,839	2,185
Accounts receivable - related parties	1,271	6,687
Inventories	7,273	—
Prepaid expenses and other	3,768	6,431
Prepaid expenses and other - related parties	7,825	12,423
Property and equipment, net	12,143	18,146

Total assets	$82,320	$149,934

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT

Accounts payable and accrued liabilities	$33,023	$28,915
Accounts payable and accrued liabilities - related parties	3,359	28,902
Deferred revenue	56,373	36,338
Deferred revenue - related parties	6,077	11,427
Convertible notes payable, long term (face value $10,450)	4,265	18,315
Convertible notes payable - related parties, long term (face value $10,000)	3,920	9,426
Redeemable convertible preferred stock	—	46,555
Total stockholders’ deficit	(24,697)	(29,944)

Liabilities, redeemable convertible preferred stock & stockholders’ deficit	$82,320	$149,934